Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

First Quarter Ended December 31, 2020

McLean, VA, February 3, 2021: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its first fiscal quarter ended December 31, 2020. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	December 31, 2020	September 30, 2020	Change	% Change
Total investment income	$12,882	$12,579	$303	2.4%
Total expenses, net of credits	(6,602)	(6,463)	(139)	2.2
Net investment income	6,280	6,116	164	2.7
Net investment income per common share	0.195	0.195	—	—
Cash distribution per common share	0.195	0.195	—	—
Net realized gain (loss)	(2,152)	135	(2,287)	NM
Net unrealized appreciation (depreciation)	8,175	3,996	4,179	104.6
Net increase (decrease) in net assets resulting from operations	12,303	10,247	2,056	20.1
Weighted average yield on interest-bearing investments	10.8%	10.9%	(0.1)%	(0.9)
Total invested	$29,098	$21,902	$7,196	32.9
Total repayments and net proceeds	34,142	22,635	11,507	50.8

As of:	December 31, 2020	September 30, 2020	Change	% Change
Total investments, at fair value	$452,359	$450,400	$1,959	0.4%
Fair value, as a percent of cost	92.7%	91.1%	1.6%	1.8
Net asset value per common share	$7.61	$7.40	$0.21	2.8

NM=Not Meaningful

First Fiscal Quarter 2021 Highlights:

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Portfolio Activity: Invested $29.0 million in two new proprietary portfolio companies. Received $34.1 million in repayments and net proceeds, including the exit of one proprietary investment at par and two previously restructured syndicated investments at our prior quarter end fair value.

•	Portfolio Performance: Portfolio companies continued to perform well with non-accruals unchanged at 1.5% of the portfolio at fair value and collected $2.2 million of accrued PIK interest.

•	Net Unrealized Appreciation: Market based recovery in loan valuations supported broad based appreciation of $8.2 million.

•	Net Asset Value: Increased 5.7% from September 30, 2020 to $247.1 million and NAV per share rose 2.8% to $7.61 per share as of December 31, 2020.

•	Conservative Capital Base: Maintained a debt-to-equity ratio of 85.9%.

•	Credit Facility: Increased the commitment amount from $180 million to $205 million.

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Debt Issuance: Completed a debt offering of $100.0 million aggregate principal amount of 5.125% Notes due 2026 for net proceeds of approximately $97.7 million after deducting underwriting discounts, commissions and offering expenses.

First Fiscal Quarter 2021 Results:

Interest income increased by $0.1 million, or 1.2%. The increase was driven mainly by an increase in the weighted average principal balance of our interest-bearing investment portfolio, which was $443.4 million for the three months ended December 31, 2020, compared to $435.7 million for the three months ended September 30, 2020, an increase of $7.7 million, or 1.8%. Other income increased by $0.2 million, or 24.2%, quarter over quarter, primarily due to an increase in dividend income. Total expenses increased by 2.2% quarter over quarter, primarily due to a $0.2 million increase in interest expense on borrowings and notes payable.

Net Investment Income for the quarter ended December 31, 2020 was $6.3 million, an increase of 2.7%, as compared to the prior quarter, or $0.195 per share.

The Net Increase in Net Assets Resulting from Operations was $12.3 million, or $0.38 per share, for the quarter ended December 31, 2020, compared to $10.2 million, or $0.33 per share, for the quarter ended September 30, 2020. The current quarter increase was driven by $8.2 million in net appreciation during the period, which was driven by the improvement in the financial and operational performance of certain portfolio companies.

Subsequent Events: Subsequent to December 31, 2020, the following significant events occurred:

•

Debt Redemption: On January 7, 2021, we voluntarily redeemed the 6.125% Notes due 2023 with an aggregate principal amount outstanding of $57.5 million. The net redemption amount was $58.1 million, inclusive of accrued interest through the date of redemption.

•	Distributions Declared: In January 2021, our Board of Directors declared the following monthly distributions to common stockholders for January, February, and March:

Record Date	Payment Date	Distribution per Common Share
January 22, 2021	January 29, 2021	$0.065
February 17, 2021	February 26, 2021	0.065
March 18, 2021	March 31, 2021	0.065

	Total for the Quarter	$0.195

Comments from Gladstone Capital’s President, Bob Marcotte: “As we ended 2020 and move past the downside of Covid-19 related concerns, we have now recovered the bulk of the unrealized portfolio depreciation of the prior quarters. The recovery of the capital markets and pent-up demand have also supported an increase in leveraged financing investment opportunities. Our note issuance last quarter bolstered our balance sheet flexibility and we remain well positioned to capitalize on our leverage capacity to expand our portfolio and earnings derived from our lower middle market investment strategy.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, February 4, 2021, at 8:30 a.m. EST. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 11, 2021. To hear the replay, please dial (877) 660-6853 and use playback conference number 13713652. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2020, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.

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